Exhibit 99.1

February 14, 2018

E-DEBIT GLOBAL CORPORATION ANNOUNCES CANADIAN JOINT VENTURE WITH ALBERTA CORPORATION GREENSIGHT LIMITED

Golden, Colorado – With Canadian legislation related to the marijuana marketplace (Bill C-45 - “An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts”) passing 3rd reading and adoption on November 27, 2017 the Canadian cannabis marketplace is scheduled to expand from legislated medicinal to include recreational on a nationwide basis scheduled for the summer of 2018 - subject to Canadian Senate approval.

E-Debit Global Corporation (the “Corporation” and/or “E-Debit”) in furtherance of its efforts to build a vertically integrated, and geographically diversified cannabis company has entered into a Canadian strategic transaction and partnership with Alberta corporation GreenSight Limited (“GreenSight”) with the January 16, 2018 establishment of Alberta based Nature’s Way Agri-Business Corporation (“Nature’s Way”) to participate within the Canadian medicinal and recreational marijuana marketplace.

The joining of E-Debit and Affordable Green Holdings, LLC and their excess of experience built on eight (8) years of medicinal and recreational marijuana history industry in the State of Washington combined with GreenSight’s professional services, financial resources, business relationship referrals, equipment, property (both real and virtual) and general know-how and expertise, collectively contributes towards and constitutes a significant marijuana business initiative.

Upon the passing of Alberta Bill 26 (“An Act to Control and Regulate Cannabis”) on November 16, 2017 the Corporation moved on December 7, 2017 to commence the closing of the acquisition of all the issued and outstanding shares of AGH WA, LLC a Washington State Limited Liability Company doing business as Affordable Green Holdings ("AGH"). During this same period the Corporation entered into negotiations with GreenSight to apply for Canadian production licensing and to establish a physical land footprint for production facilities which has been located within the Edmonton, Alberta region. The corporate structure of Nature’s Way will find E-Debit holding forty-nine (49%) percent of the issued and outstanding shares and GreenSight Ltd. and associated Investor shareholders holding fifty-one (51%) percent of the issued and outstanding shares.

Participation within Nature’s Way expands the Corporation’s international network, exclusive supply arrangements and master service agreements of strong domestic and international medical and recreational cannabis brands, and the addition of an experienced team including significant depth in scientific research and market intelligence.

Initial interaction with the Edmonton area County board has met with a positive review of the production site zoning and submission of production License pursuant to Health Canada's Access to Cannabis for Medical Purposes Regulations (“ACMPR”) is under development. The license process initiates the Corporations first phase of Canadian infrastructure development which will increase the independence of the Corporation’s Canadian production and expand E-Debit’s current management and services supply platform to a broad-scale production facility and vertically integrated including direct management of all of the production aspects of the marijuana industry including the capacity of growing, trimming, curing and storing product.

About E-Debit Global Corporation

E-Debit Global Corporation (WSHE) historically conducted its business activities as a financial holding company centered primarily within the “non-conventional financial services industry” or business related activities which would be normally associated in Canada with a registered chartered bank or bank affiliated financial institution but are privately owned and operated and not affiliated with a Canadian Chartered Bank.

As a result of the Company earning all of its revenues in Canada the Company accumulated audit, legal and filing fees which have accumulated carried forwarded losses in excess of $5,000,000 USD which could not be offset with Canadian Revenues.

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The Corporation since the third quarter of 2016 and culminating at the shareholder meeting of March 27, 2017 has directed its attention on business operations conducted and managed within the United States. Of primary attention, review and examination the Corporation has focussed on being a major provider of Technology, Goods, Services, Capitalization, Management Service, Equipment Rentals and Property Leases to the authorized and licensed medical and recreational marijuana Industry centered in the State of Washington and expanding into other jurisdictions which have licensed and regulated medical and/or recreational marijuana industries throughout the United States and Canada.

Financial Profile:

•	Capitalization: Unlimited COMMON SHARES WITH $.001 par value
•	SHARES ISSUED: Common – 845,910,852
•	OTC: Trading symbol – “WSHE”
•	Transfer Agent: Mountain Share Transfer, LLC
○	2030 Powers Ferry Road SE
○	Atlanta, Georgia 30339
○	Tel: 303-460-1149

DISCLAIMER

Forward Looking Statements

This announcement contains "forward-looking statements" which are not purely historical and may include statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as "anticipate", "seek", intend", "believe", "estimate", "expect", "project", “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions or phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, the future U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations regarding the use and development of cannabis-based products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and WSHE does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the underlying assumptions related to the events outlined in this news release proving to be inaccurate or unrealized, events impacting the likelihood and timing of the completion of the events outlined, such as regulatory approvals, and the Company’s ability to exploit the opportunities within its current and/or future business operations and other assets and execute on its strategy to develop and issue new and enhanced products and services and increase the Company’s revenues from such products and services.

For further information, please contact

E-Debit Global Corporation

e-mail: info@edebitglobal.com

Telephone: 720-840-5280

www.edebitglobal.com

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